Exhibit 99.1

LightPath Technologies Reports Financial Results for
Fiscal 2020 First Quarter

ORLANDO, FL – November 7, 2019 – LightPath Technologies, Inc. (NASDAQ: LPTH) (“LightPath,” the “Company,” or “we”), a leading vertically integrated global manufacturer, distributor and integrator of proprietary optical and infrared components and high-level assemblies, today announced financial results for its fiscal 2020 first quarter ended September 30, 2019.

Fiscal 2020 First Quarter Highlights:

●
Revenue for the first quarter of fiscal 2020 was $7.6 million, compared to $8.5 million in the first quarter of fiscal 2019.
●
12-month backlog of $15.4 million at September 30, 2019.
●
Operating expenses reflect savings of $400,000 for the first quarter of fiscal 2020, resulting from the relocation of the Company's former New York facility, which was completed in the fourth quarter of fiscal 2019; total operating expenses of $3.0 million down from $3.9 million in fourth quarter 2019 and $3.3 million in first quarter 2019.
●
Net loss for the first quarter of fiscal 2020 was $1.4 million, compared to a net loss of $583,000 for the first quarter of fiscal 2019.
●
EBITDA* for the first quarter of fiscal 2020 was a loss of $236,000, compared to income of $245,000 in the first quarter of fiscal 2019.
●
Capital expenditures for the first quarter of fiscal 2020 were $257,000, down from $670,000 in the first quarter of fiscal 2019.
●
Total debt, including finance leases, was reduced by $244,000, or 3.7%, in the first quarter of fiscal 2020 from June 30, 2019.
●
Cash balance at September 30, 2019 was $4.7 million, up from $4.6 million at June 30, 2019.

* This press release includes references to non-GAAP financial measures. Please see the heading “Use of Non-GAAP Financial Measures” below for a more complete explanation.

Management Comments

Jim Gaynor, President and Chief Executive Officer of LightPath, stated, “Although our fiscal 2020 first quarter financial results did not meet our expectations, due to two isolated issues impacting our revenue and gross margin, we believe that the significant strategic changes implemented for our expanding global business activities have set the stage for improved performance this year.”

“Revenue was impacted by a large contractual infrared ("IR") customer delaying approximately $1 million worth of shipments due to a supply issue with another component for the assemblies that our products go into. This impacted the customer’s final assembly rates. We are currently in process of shipping the delayed orders and expect the balance of the contract and the associated revenue to be recognized in the second and third quarters of fiscal 2020, since the customer is contractually obligated to accept these shipments no later than March 2020.”

“Even with the delayed shipments total unit volumes sold were up 30% as compared to the first quarter of fiscal 2019, with growth in precision molded optics (“PMO”) products, driven by 5G demand, and growth in IR products related to BD6-based lenses. In particular, we experienced a 250% increase year-over-year in the number of units sold for our new line of BD6 lenses. While these products still represent a relatively small portion of our overall revenue, we are pleased with the growth rate and encouraged by the increasing demand.”

“Secondly, we encountered a yield issue for our BD6 products, which is not uncommon when ramping a new production line to meet the high level of demand that has been garnered for this groundbreaking product family. This negatively impacted our gross margin in the first quarter of fiscal 2020. We have identified the root cause of the yield issue and are implementing corrective action. Our first quarter gross margin was also impacted by tariff increases, enacted primarily in June 2019, resulting from U.S. and China trade negotiations. We expect the impact of these tariff increases to be significantly reduced beginning in the second quarter, as the mitigating actions we began implementing in September will have been in effect for a full quarter. In the first quarter, we estimate that our gross margin as a percentage of sales was negatively impacted by approximately 2 percentage points as a result of the tariff increases. We expect to recapture most of the tariff increases going forward, as well as benefit from other gross margin improvements in the second quarter, as we begin to improve BD6 yields, and as our revenues normalize with shipments against the delayed order.”

“Our overall performance was highlighted by fiscal discipline following the completion of planned spending last year enabling significant production increases and the strengthening of our balance sheet. Capital investments made in fiscal 2019 to increase our global production capacity enabled us to reduce capital expenditures in the first quarter of fiscal 2020 by more than half, as compared with the same period of fiscal 2019. Our IR capabilities and overall production capacity are growing steadily, while our overhead has significantly declined following the relocation of our New York facility. This facility relocation and other cost savings eliminated $400,000 in operating expenses in the fiscal 2020 first quarter. At the same time, we are funding targeted areas of growth, including our previously announced product management function, while exercising prudent spending elsewhere. As a result, total operating expenses declined by $300,000 year-over-year and decreased by $900,000 from the fourth quarter when we incurred duplicative and other elevated costs related to the New York facility relocation.”

“Net income and EBITDA for the quarter were impacted by the aforementioned revenue and margin issues, which are being addressed, as well as foreign exchange losses of $497,000 as the dollar continued to strengthen against the Chinese Yuan and the Euro. During the past year of transition and heavy investment in facilities and product development, we have been focused on cash management to improve our financial condition. Total debt, including finance leases, was reduced by 3.7%, in the first quarter of fiscal 2020 following an 11% reduction during fiscal 2019. We are pleased to have ended the quarter with a slight increase in cash to a healthy $4.7 million. From enhancements on the manufacturing floor to the implementation of our strategic imperatives, we are seeing an initial improvement in our portfolio management and are targeting and winning quality opportunities where we can take advantage of our low cost structure to increase profits and thereby enhance long term shareholder value,” Mr. Gaynor concluded.

Financial Results for the Three Months Ended September 30, 2019, Compared to the Three Months Ended September 30, 2018

Revenue for the first quarter of fiscal 2020 was approximately $7.6 million, a decrease of approximately $1 million, or 12%, as compared to the same period of the prior fiscal year. This revenue decrease was primarily in IR products, caused by a delay in orders against a large annual contract, where the customer experienced delays for other components in the supply chain. According to the terms of the contract, these orders cannot be delayed beyond March 31, 2020, and therefore must ship over the next two quarters. Revenue generated by PMO products was approximately $3.2 million for the first quarter of fiscal 2020, as compared to $3.1 million in the same period of the prior fiscal year, an increase of approximately 2%. This increase is attributed to demand from the telecommunications and industrial markets.

Sales of IR products comprised 52% of the Company’s consolidated revenue in the fiscal 2020 first quarter, as compared to 58% of total sales in the same period of the prior fiscal year. PMO product sales represented 42% of consolidated revenues in the first quarter of fiscal 2020, as compared to 36% in the same period of the prior fiscal year. Specialty products continue to be a small component of the Company’s business, decreasing slightly from 5.6% of consolidated revenue in the first quarter of fiscal 2019 to 5.4% of consolidated revenue in the first quarter of fiscal 2020.

Gross margin in the first quarter of fiscal 2020 was approximately $2.4 million, a decrease of 21%, as compared to approximately $3.0 million in same quarter of the prior fiscal year. Total cost of sales was approximately $5.2 million for the first quarter of fiscal 2020, compared to $5.5 million for the same period of the prior fiscal year. The decreases in gross margin and cost of sales are primarily driven by the decrease in sales. Gross margin as a percentage of revenue was 32% for the first quarter of fiscal 2020, compared to 36% for the first quarter of fiscal 2019. The decrease in gross margin as a percentage of revenue is due to several factors. Gross margins for PMO products were negatively impacted by higher duties and freight charges resulting from increased tariffs beginning in June 2019. The Company is evaluating and implementing a number of strategies to mitigate the current and anticipated future impact of tariffs. The Company expects to begin realizing the savings from these mitigation efforts over the coming quarters. Gross margins for IR products were impacted by the lower volume of shipments against the aforementioned annual contract, as well as yield issues on BD6 products. The volume of units sold continues to increase for BD6-based IR molded products, and the Company continues to work towards converting germanium-based diamond-turned IR products to BD6, which is expected to continue to improve IR margins over time.

During the first quarter of fiscal 2020, total operating costs and expenses were approximately $3.0 million, a decrease of $318,000, or 10%, as compared to $3.3 million in the same period of the prior fiscal year. Selling, general and administrative (“SG&A”) costs decreased by approximately $122,000, or 5%, as compared to the same period of the prior fiscal year. SG&A for the first quarter of fiscal 2019 included approximately $91,000 of non-recurring expenses related to the relocation of the Irvington, New York facility to the Company’s existing Orlando and Riga facilities. The first quarter of fiscal 2020 reflects savings from the absence of these non-recurring costs, as well as reduced personnel and overhead costs resulting from the restructuring associated with the relocation. New product development costs decreased by approximately $42,000, or 9%, due to the restructuring of personnel from product development to the newly created product management functions, which is included in SG&A. In addition to the decreases in SG&A and new product development, total operating costs and expenses were further reduced by decreases in the amortization of intangibles, and gains on disposals of equipment.

Interest expense, net, was approximately $98,000 in the first quarter of fiscal 2020, as compared to approximately $145,000 in the same period of the prior fiscal year. The decrease in interest expense is primarily due to more favorable terms associated with the term loan payable to BankUnited N.A., entered into during the third quarter of fiscal 2019.

During the first quarter of fiscal 2020, income tax expense was $148,000, primarily related to income taxes from operations in China. This compares to a net income tax benefit of approximately $179,000 recorded for the first quarter of fiscal 2019, which was comprised of a tax benefit on losses in the U.S. jurisdiction, offset by tax expense on income generated in China. LightPath has net operating loss (“NOL”) carry-forward benefits of approximately $74 million against net income as reported on a consolidated basis in the U.S. The NOL does not apply to taxable income from foreign subsidiaries. Outside of the U.S., income taxes are attributable to the Company’s wholly-owned subsidiaries in China. Income generated by the Company’s wholly-owned subsidiary in Latvia is subject to distribution tax, however, the Company currently does not intend to distribute earnings subject to this tax, and therefore no taxes have been accrued on these earnings.

LightPath recognized foreign currency exchange losses for the first quarter of fiscal 2020 due to changes in the value of the Chinese Yuan and Euro against the U.S. Dollar in the amount of approximately $497,000, which had a $0.02 unfavorable impact on basic and diluted loss per share, compared to $338,000 in the first quarter of fiscal 2019, which had a $0.01 unfavorable impact on basic and diluted loss per share.

Net loss for the first quarter of fiscal 2020 was approximately $1.4 million, or $0.05 basic and diluted loss per share, compared to a net loss of approximately $583,000, or $0.02 basic and diluted loss per share for the first quarter of fiscal 2019.

Weighted-average shares of common stock outstanding were 25,826,771 basic and diluted, in the first quarter of fiscal 2020, compared to 25,572,718 basic and diluted, in the first quarter of fiscal 2019. The increase in the weighted-average shares of common stock outstanding was due to shares of Class A common stock issued under the Employee Stock Purchase Plan and upon the exercises of stock options and restricted stock units.

EBITDA* for the first quarter of fiscal 2020 was a loss of approximately $236,000, compared to income of approximately $245,000 in the first quarter of fiscal 2019. The decrease in EBITDA in the first quarter of fiscal 2020 was primarily due to lower revenues and gross margin, partially offset by lower operating costs and expenses.

Cash and cash equivalents totaled approximately $4.7 million as of September 30, 2019, compared to approximately $4.6 million as of June 30, 2019. Cash provided by operations was approximately $450,000 for the three months ended September 30, 2019, compared with cash used in operations of approximately $299,000 in the same period of the prior fiscal year. The increase in cash flow from operations for the first quarter of fiscal 2020 is primarily due to collections on trade accounts receivable and other receivables during the quarter. The Company expended approximately $257,000 for capital equipment during the first quarter of fiscal 2020, as compared to approximately $670,000 for the same period of the prior fiscal year.

The current ratio as of September 30, 2019 was 2.7 to 1, compared to 3.1 to 1 as of June 30, 2019. Total stockholders’ equity as of September 30, 2019 was approximately $32.2 million, compared to approximately $33.5 million as of June 30, 2019. The net decrease is due to the net loss for the three months ended September 30, 2019.

As of September 30, 2019, LightPath’s 12-month backlog remained strong at $15.4 million, as compared to $14.0 million as of September 30, 2018 and $17.1 million as of June 30, 2019. The majority of the decrease in 12-month backlog from the end of fiscal 2019 to the first quarter of fiscal 2020 was due to the timing of shipments against annual contracts.  These annual contracts are expected to renew during the balance of the Company's fiscal year, which may substantially increase backlog levels at the time the orders are received, and backlog will subsequently be drawn down as shipments are made against these orders.

*Use of Non-GAAP Financial Measures

To provide investors with additional information regarding financial results, this press release includes references to EBITDA, and gross margin, both of which are non-GAAP financial measures. For a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP, see the tables provided in this press release.

A “non-GAAP financial measure” is generally defined as a numerical measure of a company’s historical or future performance that excludes or includes amounts, or is subject to adjustments, so as to be different from the most directly comparable measure calculated and presented in accordance with GAAP. The Company’s management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Management also believes that these non-GAAP financial measures enhance the ability of investors to analyze underlying business operations and understand performance. In addition, management may utilize these non-GAAP financial measures as guides in forecasting, budgeting, and planning. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures presented in accordance with GAAP.

The Company calculates EBITDA by adjusting net income to exclude net interest expense, income tax expense or benefit, depreciation, and amortization.

The Company calculates gross margin by deducting the cost of sales from operating revenue. Cost of sales includes manufacturing direct and indirect labor, materials, services, fixed costs for rent, utilities and depreciation, and variable overhead. Gross margin should not be considered an alternative to operating income or net income, which is determined in accordance with GAAP. The Company believes that gross margin, although a non-GAAP financial measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates cost structure and provides funds for total costs and expenses. The Company uses gross margin in measuring the performance of its business and has historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

Investor Conference Call and Webcast Details

LightPath will host an audio conference call and webcast on Thursday, November 7th, at 4:30 p.m. ET to discuss its financial and operational performance for the fiscal 2020 first quarter ended September 30, 2019.

Date: Thursday, November 7, 2019
Time: 4:30 PM (ET)
Dial-in Number: 1-877-317-2514
International Dial-in Number: 1-412-317-2514
Webcast: https://services.choruscall.com/links/lpth191107.html

Participants should dial-in or log-on approximately 10 minutes prior to the start of the event. A replay of the call will be available approximately one hour after completion through November 21, 2019. To listen to the replay, dial 1-877-344-7529 (domestic) or 1-412-317-0088 (international), and enter conference ID #10136334.

About LightPath Technologies

LightPath Technologies, Inc. (NASDAQ: LPTH) is a leading global, vertically integrated provider of optics, photonics and infrared solutions for the industrial, commercial, defense, telecommunications, and medical industries. LightPath designs, manufactures, and distributes proprietary optical and infrared components including molded glass aspheric lenses and assemblies, infrared lenses and thermal imaging assemblies, fused fiber collimators, and proprietary Black DiamondTM (“BD6”) chalcogenide-based glass lenses. LightPath also offers custom optical assemblies, including full engineering design support. The Company is headquartered in Orlando, Florida, with manufacturing and sales offices in Latvia and China.

LightPath’s wholly-owned subsidiary, ISP Optics Corporation, manufactures a full range of infrared products from high performance MWIR and LWIR lenses and lens assemblies. ISP’s infrared lens assembly product line includes athermal lens systems used in cooled and un-cooled thermal imaging cameras. Manufacturing is performed in-house to provide precision optical components including spherical, aspherical and diffractive coated infrared lenses. ISP’s optics processes allow it to manufacture its products from all important types of infrared materials and crystals. Manufacturing processes include CNC grinding and CNC polishing, diamond turning, continuous and conventional polishing, optical contacting and advanced coating technologies.

For more information on LightPath and its businesses, please visit www.lightpath.com.

Forward-Looking Statements

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our ability to expand our presence in certain markets, future sales growth, continued improvements in our financial results,and implementation of new distribution channels. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:
Jim Gaynor, President & CEO	Donald O. Retreage, Jr., CFO	Jordan Darrow
LightPath Technologies, Inc.	LightPath Technologies, Inc.	Darrow Associates
Tel: 407-382-4003	Tel: 407-382-4003 x329	Tel: 512-551-9296
jgaynor@lightpath.com	dretreage@lightpath.com	jdarrow@darrowir.com

(tables follow)

LIGHTPATH TECHNOLOGIES, INC.
Condensed Consolidated Balance Sheets
(unaudited)

	September 30,	June 30,
Assets	2019	2019
Current assets:
Cash and cash equivalents	$4,665,170	$4,604,701
Trade accounts receivable, net of allowance of $29,350 and $29,406	5,527,856	6,210,831
Inventories, net	8,016,688	7,684,527
Other receivables	-	353,695
Prepaid expenses and other assets	562,991	754,640
Total current assets	18,772,705	19,608,394

Property and equipment, net	11,379,106	11,731,084
Operating lease right-of-use assets	1,607,458	—
Intangible assets, net	7,553,785	7,837,306
Goodwill	5,854,905	5,854,905
Deferred tax assets, net	652,000	652,000
Other assets	290,200	289,491
Total assets	$46,110,159	$45,973,180
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,662,522	$2,227,768
Accrued liabilities	1,259,590	1,338,912
Accrued payroll and benefits	1,384,669	1,730,658
Operating lease liabilities, current	730,106	—
Deferred rent, current portion	—	72,151
Loans payable, current portion	581,350	581,350
Finance lease obligation, current portion	384,325	404,424
Total current liabilities	7,002,562	6,355,263

Finance lease obligation, less current portion	556,765	640,284
Operating lease liabilities, noncurrent	1,443,023	—
Deferred rent, noncurrent	-	518,364
Loans payable, less current portion	4,859,448	5,000,143
Total liabilities	13,861,798	12,514,054

Stockholders’ equity:
Preferred stock: Series D, $.01 par value, voting;
500,000 shares authorized; none issued and outstanding	—	—
Common stock: Class A, $.01 par value, voting;
44,500,000 shares authorized; 25,831,659 and 25,813,895
shares issued and outstanding	258,317	258,139
Additional paid-in capital	230,431,772	230,321,324
Accumulated other comprehensive income	862,284	808,518
Accumulated deficit	(199,304,012)	(197,928,855)
Total stockholders’ equity	32,248,361	33,459,126
Total liabilities and stockholders’ equity	$46,110,159	$45,973,180

LIGHTPATH TECHNOLOGIES, INC.
Condensed Consolidated Statements of Comprehensive Income (Loss)
(unaudited)

	Three Months Ended
	September 30,
	2019	2018
Revenue, net	$7,551,930	$8,549,721
Cost of sales	5,161,112	5,506,548
Gross margin	2,390,818	3,043,173
Operating expenses:
Selling, general and administrative	2,341,778	2,463,878
New product development	428,411	469,983
Amortization of intangibles	283,521	329,271
(Gain) loss on disposal of property and equipment	(50,000)	58,757
Total costs and expenses	3,003,710	3,321,889
Operating loss	(612,892)	(278,716)
Other income (expense):
Interest expense, net	(98,541)	(145,013)
Other expense, net	(515,406)	(338,122)
Total other expense, net	(613,947)	(483,135)
Loss before income taxes	(1,226,839)	(761,851)
Income tax provision (benefit)	148,318	(178,960)
Net loss	$(1,375,157)	$(582,891)
Foreign currency translation adjustment	53,766	173,047
Comprehensive loss	$(1,321,391)	$(409,844)
Loss per common share (basic)	$(0.05)	$(0.02)
Number of shares used in per share calculation (basic)	25,826,771	25,772,718
Loss per common share (diluted)	$(0.05)	$(0.02)
Number of shares used in per share calculation (diluted)	25,826,771	25,772,718

LIGHTPATH TECHNOLOGIES, INC.
Condensed Consolidated Statements of Changes in Stockholders' Equity
(unaudited)
				Accumulated
	Class A		Additional	Other		Total
	Common Stock		Paid-in	Comphrehensive	Accumulated	Stockholders’
	Shares	Amount	Capital	Income	Deficit	Equity
Balances at June 30, 2019	25,813,895	$258,139	$230,321,324	$808,518	$(197,928,855)	$33,459,126
Issuance of common stock for:
Employee Stock Purchase Plan	13,370	134	12,033	—	—	12,167
Exercise of RSUs, net	4,394	44	(44)	—	—	—
Stock-based compensation on stock options & RSUs	—	—	98,459	—	—	98,459
Foreign currency translation adjustment	—	—	—	53,766	—	53,766
Net loss	—	—	—	—	(1,375,157)	(1,375,157)
Balances at September 30, 2019	25,831,659	$258,317	$230,431,772	$862,284	$(199,304,012)	$32,248,361

Balances at June 30, 2018	25,764,544	$257,645	$229,874,823	$473,508	$(195,248,532)	$35,357,444
Issuance of common stock for:
Employee Stock Purchase Plan	9,061	91	20,750	—	—	20,841
Stock-based compensation on stock options & RSUs	—	—	93,910	—	—	93,910
Foreign currency translation adjustment	—	—	—	173,047	—	173,047
Net loss	—	—	—	—	(582,891)	(582,891)
Balances at September 30, 2018	25,773,605	$257,736	$229,989,483	$646,555	$(195,831,423)	$35,062,351

LIGHTPATH TECHNOLOGIES, INC.
Condensed Consolidated Statements of Cash Flows
(unaudited)
	Three Months Ended
	September 30,
	2019	2018
Cash flows from operating activities:
Net loss	$(1,375,157)	(582,891)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	892,072	862,146
Interest from amortization of debt costs	4,643	5,981
(Gain) loss on disposal of property and equipment	(50,000)	58,757
Stock-based compensation on stock options & RSUs, net	98,459	93,910
Provision for doubtful accounts receivable	—	(828)
Change in operating lease liabilities	(24,844)	(22,828)
Deferred tax benefit	—	(298,000)
Changes in operating assets and liabilities:
Trade accounts receivable	682,975	130,855
Other receivables	353,695	15,617
Inventories	(332,161)	(116,989)
Prepaid expenses and other assets	190,940	(111,059)
Accounts payable and accrued liabilities	9,443	(333,650)
Net cash provided by (used in) operating activities	450,065	(298,979)

Cash flows from investing activities:
Purchase of property and equipment	(256,573)	(670,079)
Proceeds from sale of equipment	50,000	95,000
Net cash used in investing activities	(206,573)	(575,079)

Cash flows from financing activities:
Proceeds from sale of common stock from Employee Stock Purchase Plan	12,167	20,841
Payments on loan payable	(145,338)	(364,699)
Repayment of finance lease obligations	(103,618)	-
Payments on capital lease obligations	-	(99,901)
Net cash used in financing activities	(236,789)	(443,759)
Effect of exchange rate on cash and cash equivalents and restricted cash	53,766	341,293
Change in cash and cash equivalents and restricted cash	60,469	(976,524)
Cash and cash equivalents and restricted cash, beginning of period	4,604,701	6,508,620
Cash and cash equivalents and restricted cash, end of period	$4,665,170	$5,532,096

Supplemental disclosure of cash flow information:
Interest paid in cash	$95,870	$138,913
Income taxes paid	$57,660	$127,945

To supplement our consolidated financial statements presented in accordance with U.S. GAAP, we provide additional non-GAAP financial measures. Our management believes these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may or could, have a disproportionally positive or negative impact on results in any particular period. Our management also believes that these non-GAAP financial measures enhance the ability of investors to analyze our underlying business operations and understand our performance. In addition, our management may utilize these non-GAAP financial measures as guides in forecasting, budgeting, and planning. Any analysis on non-GAAP financial measures should be used in conjunction with results presented in accordance with GAAP. A reconciliation of these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP is presented in the tables below.

LIGHTPATH TECHNOLOGIES, INC.
Reconciliation of Non-GAAP Financial Measures and Regulation G Disclosure

	(unaudited)
	Quarter Ended:
	September 30, 2019	September 30, 2018
Net loss	$(1,375,157)	$(582,891)
Depreciation and amortization	892,072	862,146
Income tax provision (benefit)	148,318	(178,960)
Interest expense	98,541	145,013
EBITDA	$(236,226)	$245,308
% of revenue	-3%	3%